Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400

STEWART ENTERPRISES REPORTS RESULTS FOR FIRST FISCAL QUARTER OF 2005

NEW ORLEANS, LA, March 8, 2005 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) reported today its results for the first quarter of fiscal year 2005.

For the quarter ended January 31, 2005, the Company reported net earnings and earnings from continuing operations of $9.2 million, or $.08 per diluted share and $9.3 million, or $.08 per diluted share, respectively, including a charge of $2.7 million ($1.7 million after tax, or $.02 per diluted share) for early extinguishment of debt, and gains on dispositions, net of impairment losses, of $0.3 million ($0.1 million after tax). In the first quarter of fiscal year 2004, the Company reported net earnings and earnings from continuing operations of $11.7 million, or $.11 per diluted share and $11.5 million, or $.11 per diluted share, respectively, which included a severance charge of $2.0 million ($1.2 million after tax, or $.01 per diluted share) and gains on dispositions, net of impairment losses, of $0.6 million ($0.4 million after tax, or $.01 per diluted share). Excluding these charges, earnings from continuing operations would have been $10.9 million, or $.10 per diluted share in the first quarter of 2005 compared to $12.3 million, or $.11 per diluted share in the first quarter of 2004.

Kenneth C. Budde, Chief Executive Officer, stated, “Our operating results during the first quarter were impacted by a decline in the number of funeral and cemetery events performed by our businesses, particularly during December and January, which we believe to be consistent with a decline in the number of deaths in our markets. The timing and severity of the flu season, which fluctuates from year to year, can have a considerable impact on our business, and this year we seem to be experiencing a milder and later flu season than we experienced last year.”

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The Company’s same-store funeral events were down 5.4 percent, and that decline was mirrored by a reduction in the number of families served in its cemeteries. Due to the long-term heritage associated with cemeteries, fluctuations in cemetery events generally are linked more to fluctuations in the overall number of deaths than to shifts in market share. That fact, coupled with the Company’s monitoring of funeral market share, suggests that the lower events in the first quarter were primarily related to a decrease in deaths and are not indicative of a substantial loss in market share. Data collected by the Company indicates increases in its market share in some markets and decreases in others, resulting in a slight decrease overall.

A reconciliation of the Company’s net earnings to adjusted earnings from continuing operations is provided in the following table. The Company believes that adjusted earnings from continuing operations is a useful measure for providing additional insight into the Company’s operating performance as it eliminates the effects of certain items that are not comparable from one period to the next.

Adjusted Earnings from Continuing Operations
(reconciliation of non-GAAP financial measure)
(all items are net of income taxes)

	Three Months Ended
	January 31,
	2005		2004
	millions	per share	millions	per share
Consolidated net earnings	$9.2	$.08	$11.7	$.11
Add (Subtract): Loss (earnings) from discontinued operations	0.1	—	(0.2)	—

Earnings from continuing operations	$9.3	$.08	$11.5	$.11
Add: Separation charges	—	—	1.2	.01
Subtract: Gains on dispositions, net of impairment losses	(0.1)	—	(0.4)	(.01)
Add: Loss on early extinguishment of debt	1.7	.02	—	—

Adjusted earnings from continuing operations	$10.9	$.10	$12.3	$.11

Revenue from continuing operations decreased $4.3 million for the first quarter of 2005, due primarily to the decline in the number of families served by same-store funeral homes during the first quarter. Funeral revenue was $71.6 million for the first quarter of 2005 compared to $74.8 million for the first quarter of 2004. The Company’s 227 same-store funeral homes experienced a total decrease of 904 events out of the 16,633 total same-store events performed. Cemetery revenue was $54.9 million for the first quarter of 2005 compared to $56.0 million for the first quarter of 2004. The decrease in cemetery revenue was due primarily to a decrease in perpetual care trust earnings and a decline in events, which was partially offset by an increase in revenue associated with the construction of cemetery projects during the quarter and an increase in cemetery property sales. Revenue related to the sale of cemetery property prior to its construction is recognized on a percentage of completion method of accounting as construction occurs.

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Mr. Budde commented, “Notwithstanding the decline in events, our funeral businesses have done an excellent job of achieving a higher average revenue per funeral service through improved marketing, and achieved increases during the quarter that were in line with our goal of 2 to 3 percent, excluding the contribution from trust earnings.”

For the first quarter of 2005, the Company’s same-store funeral operations achieved a 2.3 percent increase in the average revenue per traditional funeral service and a 6.0 percent increase in the average revenue per cremation service. These gains were partially offset by a year-over-year reduction in funeral trust earnings and an increase in the proportion of non-traditional funeral services, including cremations, resulting in an overall 1.7 percent increase in the average revenue per funeral service for the quarter. The contribution of trust earnings recognized as revenue upon the delivery of preneed funerals was lower in the first quarter of fiscal year 2005 than in the first quarter of fiscal year 2004 due to lower investment returns realized in the Company’s preneed funeral trust funds during previous years.

During the first quarter of 2005, the Company’s preneed funeral sales were flat compared to the first quarter of 2004, and cemetery property sales increased 2 percent, which were below the Company’s forecasts of 4 to 8 percent. Preneed funeral sales increased 17 percent during the first quarter of 2004, and although the Company’s sales team produced strong preneed funeral results during the first quarter of 2005, the comparison to last year resulted in net preneed funeral sales being flat compared to the prior year. The Company would have achieved an overall increase of 8 percent in cemetery property sales during the quarter were it not for weakness in Puerto Rican cemetery property sales. The Company has restructured its sales organization in Puerto Rico and expects cemetery property sales to improve. At this time, the Company continues to believe that it will achieve its goal of increasing preneed sales by 4 to 8 percent for fiscal year 2005.

Cash flow from operations for the first quarter of 2005 was negative $1.9 million, and free cash flow was negative $5.1 million. (See tables under “Reconciliation of Non-GAAP Financial Measures.”) The Company’s cash flow does not come in evenly throughout the year. In fact, due to the timing of vendor payments and interest payments, the Company has historically had negative to slightly positive cash flow in the first quarter while generating greater amounts of cash in later quarters. As of March 1, 2005, the Company had outstanding debt of $434.2 million and cash of $19.7 million.

The Company’s divestiture of non-performing businesses is proceeding as planned. As of March 1, 2005, the Company had received $25.7 million from the sale of 62 businesses and had entered into preliminary agreements to sell an additional 8 businesses for approximately $2.1 million. It has 9 additional businesses it will continue to market.

During February 2005, the Company completed a private offering of $200 million of 6 1/4% Senior Notes due in 2013, and borrowed $130 million in additional term loan debt under its senior secured credit facility. The Company

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used the net proceeds of those transactions, together with a portion of its available cash, to repurchase $298.2 million of its outstanding 10 3/4% Senior Subordinated Notes due in 2008, and to pay related tender premiums, fees, expenses and accrued interest of about $29 million.

The Company continues to expect fiscal year 2005 adjusted earnings per share from continuing operations to be in the range of $.44 to $.48, including the interest savings from the refinancing transactions completed in February 2005, and continues to expect to generate $50 to $60 million in cash flow from operations. Adjusted earnings per share excludes charges for early extinguishments of debt of $2.7 million during the first quarter and $30.1 million during the second quarter, and excludes any potential gains or losses associated with impairment adjustments or asset dispositions.

Mr. Budde concluded, “The first quarter of fiscal year 2005 was challenging for us, marked not only by a decline in the number of deaths in our markets, but also by a slow start on our anticipated preneed sales growth for the year. We are intently focused on not only retaining, but increasing our market share over the long-term, and this represents a real opportunity for us. Market share continues to be one of the most important performance measures we use. With the dedication and commitment of our entire team, we expect strong results during the remainder of this year, and we are committed to achieving the goals we have previously set.”

Information regarding the Company’s earnings and cash flow forecasts and the principal assumptions used in those forecasts can be found in this release under the heading “Company Forecasts for Continuing Operations in Fiscal Year 2005.”

First Quarter Results From Continuing Operations

•	Funeral revenue decreased $3.2 million to $71.6 million, principally due to a 5.4 percent decrease in the number of same-store funeral services performed.

•	The Company’s same-store businesses achieved average revenue increases of 2.3 percent per traditional funeral service and 6.0 percent per cremation service for the quarter, partially offset by a year-over-year reduction in funeral trust earnings and an increase in the proportion of non-traditional funerals, including cremations, resulting in an overall increase of 1.7 percent in average revenue per funeral service performed.

•	The cremation rate for the Company’s same-store businesses was 37.0 percent for the first quarter of 2005 compared to 36.3 percent for the first quarter of 2004.

•	Cemetery revenue decreased $1.1 million to $54.9 million due primarily to a decrease in perpetual care trust earnings and a decline in events, which was partially offset by an increase in revenue associated with the construction of cemetery projects during the quarter and cemetery property sales.

•	The Company realized an annual average return of 3.8 percent in its perpetual care trust funds during the first quarter of 2005 compared to 4.7 percent in the comparable period of 2004.

•	Funeral margins were 28.2 percent compared to 30.6 percent for the same period in 2004. Cemetery margins were 21.3 percent compared to 25.2 percent for the same period in 2004. Due to the fixed cost nature of the business, the significant decline in funeral and cemetery events had a disproportionate impact on margins.

•	Gross profit decreased $5.1 million to $31.9 million due primarily to the decrease in funeral and cemetery revenue as discussed above.

•	Corporate general and administrative expenses increased $0.3 million to $4.2 million due in large measure to an increase in legal and professional fees.

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•	Other operating income, net was $0.3 million in the first quarter of 2005 compared to $0.4 million in the first quarter of 2004, which primarily consists of net gains on the sale of assets that were not included in businesses classified as held-for-sale.

•	Interest expense decreased $2.1 million to $10.4 million during the first quarter of 2005 due to a $72.4 million decrease in the average debt outstanding during the quarter and a 27 basis-point decrease in the average interest rate for the period.

•	On November 19, 2004, the Company completed the refinancing of its senior secured credit facility with a $125.0 million five-year revolving credit facility and a $100.0 million seven-year Term Loan B and recorded a charge for early extinguishment of debt of $2.7 million to write off the remaining unamortized fees related to the prior agreement.

•	Investment and other income, net was $0.1 million in the first quarter of 2005 compared to an expense of $1.1 million in the first quarter of 2004, which resulted from the write-down of certain marketable securities during the first quarter of 2004.

Depreciation and Amortization

•	Depreciation and amortization from continuing operations was $11.6 million in the first quarter of 2005 compared to $12.7 million in the first quarter of 2004.

•	Depreciation and amortization from total operations was $11.7 million in the first quarter of 2005 compared to $12.9 million in the first quarter of 2004.

Cash Flow Results and Debt for Total Operations

•	Net cash used in operating activities for the quarter ended January 31, 2005 was $1.9 million, compared to net cash provided by operating activities of $2.8 million in the first quarter of 2004, which excludes a tax refund of $33.2 million received during the first quarter of fiscal year 2004 resulting from a change in tax accounting methods for cemetery merchandise revenue. This decrease in cash flow from operations is due primarily to a decrease in accrued expenses due to the timing of vendor payments, combined with a reduction in earnings. Including the tax refund, cash flow from operations was $36.0 million in the first quarter of 2004.

•	The Company’s cash flow does not come in evenly throughout the year. In fact, due to the timing of vendor payments and interest payments, the Company has historically had negative to slightly positive cash flow in the first quarter while generating greater amounts of cash in later quarters.

•	Free cash flow was negative $5.1 million in the first quarter of 2005, compared to negative $1.1 million in the first quarter of 2004, excluding the tax refund mentioned above. Including the tax refund, free cash flow was $32.1 million in the first quarter of 2004. (See table under “Reconciliation of Non-GAAP Financial Measures.”)

•	As of January 31, 2005, the Company had outstanding debt of $402.5 million and cash of $12.1 million. During February 2005, the Company completed a private offering of $200 million of its 6 1/4% Senior Notes due in 2013 and borrowed $130 million in additional term loan debt under its senior secured credit facility. The Company used the net proceeds, together with a portion of its available cash, to repurchase $298.2 million in aggregate principal amount of its outstanding 10 3/4% Senior Subordinated Notes due in 2008, and to pay related tender premiums, fees, expenses and accrued interest of approximately $29 million. Based on current interest rates, the Company will realize a pre-tax reduction of annual interest expense of approximately $14 million, or approximately $1.2 million per month.

•	As of March 1, 2005, the Company had outstanding debt of $434.2 million and cash of $19.7 million.

•	In June 2003, the Company announced a $25 million stock repurchase program, which was subsequently increased by $3 million to a total of $28 million. During the second quarter, through March 4, 2005, the Company invested $3.2 million to repurchase 0.5 million shares. In total, the Company has invested $25.5 million to repurchase 4.0 million shares since inception of the program.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 236 funeral homes and 147 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.

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Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss first quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is 800-811-8824. From outside the continental United States, call 913-981-4903. Interested parties may also listen to the live conference call via the Internet through Stewart Enterprises’ website at http://www.stewartenterprises.com. To participate, please call the number or go to the website at least 15 minutes prior to the call. A replay of the call will be available on the Company’s website until March 22, 2005. Additional investor information is available at http://www.stewartenterprises.com.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended January 31,
	2005	2004
Revenues:
Funeral	$71,623	$74,774
Cemetery	54,856	56,015

Total revenues	126,479	130,789

Costs and expenses:
Funeral	51,413	51,936
Cemetery	43,172	41,848

Total costs and expenses	94,585	93,784

Gross profit	31,894	37,005
Corporate general and administrative expenses	(4,216)	(3,913)
Separation charges	—	(1,993)
Gains on dispositions, net of impairment losses	331	603
Other operating income, net	244	439

Operating earnings	28,253	32,141
Interest expense	(10,376)	(12,521)
Loss on early extinguishment of debt	(2,651)	—
Investment and other income (expense), net	108	(1,125)

Earnings from continuing operations before income taxes	15,334	18,495
Income taxes	5,989	7,028

Earnings from continuing operations	9,345	11,467
Discontinued operations:
Earnings from discontinued operations before income taxes	3	420
Income taxes	138	159

Earnings (loss) from discontinued operations	(135)	261

Net earnings	$9,210	$11,728

Basic earnings per common share:
Earnings from continuing operations	$0.08	$0.11
Earnings from discontinued operations	—	—

Net earnings	$0.08	$0.11

Diluted earnings per common share:
Earnings from continuing operations	$0.08	$0.11
Earnings from discontinued operations	—	—

Net earnings	$0.08	$0.11

Weighted average common shares outstanding (in thousands):
Basic	109,087	107,878

Diluted	109,450	108,098

Certain reclassifications have been made to the 2004 consolidated statement of earnings in order for these periods to be comparable. These reclassifications had no effect on net earnings.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED JANUARY 31, 2005 AND 2004
(Unaudited)

The Company uses adjusted EBITDA from continuing operations and free cash flow as financial measures. These financial measures are not in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are intended to supplement, rather than replace or supersede, any information presented in accordance with GAAP. The reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is presented below and is also available through Stewart Enterprises’ website at www.stewartenterprises.com in the investor information section.

EBITDA is defined as earnings plus depreciation, amortization, interest expense and income taxes from continuing operations. In the first quarter of 2005, the Company recorded a loss on the early extinguishment of debt of $2.7 million and recorded gains on dispositions, net of impairment losses, of $0.3 million, which are included in EBITDA from continuing operations presented below. In the first quarter of 2004, the Company recorded a charge for separation pay of $2.0 million and recorded gains on dispositions, net of impairment losses, of $0.6 million, which are included in EBITDA from continuing operations presented below. Adjusted EBITDA from continuing operations, which excludes the charges discussed above, is also provided below. EBITDA margins are calculated by dividing adjusted EBITDA from continuing operations by revenue from continuing operations.

Management believes that adjusted EBITDA is a useful measure for providing additional insight into the Company’s operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. Management believes that adjusted EBITDA is used by investors and lenders to compare the Company’s performance with prior periods; the Company’s presentation of adjusted EBITDA herein is consistent with the calculation of adjusted EBITDA as presented by the Company in the past. Due to the Company’s significant cash investment in preneed activity, management does not view adjusted EBITDA as a measure of the Company’s cash flow. Investors should be aware that adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. The following tables provide reconciliations between net earnings (the GAAP financial measure that the Company believes is most directly comparable to adjusted EBITDA) and adjusted EBITDA from continuing operations for the three months ended January 31, 2005 and 2004:

Adjusted EBITDA from Continuing Operations

	Three Months Ended
	January 31,
(Dollars in millions)	2005	2004
Consolidated net earnings	$9.2	$11.7
Add (Subtract): Loss (earnings) from discontinued operations	0.1	(0.2)

Earnings from continuing operations	9.3	11.5
Add: Depreciation and amortization from continuing operations	11.6	12.7
Add: Interest expense	10.4	12.5
Add: Income taxes from continuing operations	6.0	7.0

EBITDA from continuing operations	37.3	43.7
Add: Separation charges	—	2.0
Subtract: Gains on dispositions, net of impairment losses	(0.3)	(0.6)
Add: Loss on early extinguishment of debt	2.7	—

Adjusted EBITDA from continuing operations	$39.7	$45.1

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED JANUARY 31, 2005 AND 2004
(Unaudited)

Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Management believes that free cash flow is a useful measure of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by (used in) operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow) and free cash flow for the three months ended January 31, 2005 and 2004:

Free Cash Flow

	Three Months Ended
	January 31,
(Dollars in millions)	2005	2004(1)
Net cash provided by (used in) operating activities	$(1.9)	$36.0
Less: Maintenance capital expenditures	3.2	3.9

Free cash flow	$(5.1)	$32.1

(1)	Includes a cash inflow of $33.2 million for tax refunds received.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECASTS FOR CONTINUING OPERATIONS IN FISCAL YEAR 2005

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

The forecasts included herein were prepared by the Company’s management for the purpose of providing all investors with forward-looking financial information frequently sought by the investment community. The forecasts have not been audited or otherwise approved by the Company’s independent registered public accounting firm or by any regulatory authority.

Accuracy of the forecasts is dependent upon assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. The Company cautions readers that it assumes no obligation to update or publicly release any revisions to the forecasts made herein and, except to the extent required by applicable law, does not intend to update or otherwise revise the forecasts more frequently than quarterly.

The forecasts are based on a variety of estimates and assumptions made by management of the Company with respect to, among other things, industry performance; general economic, market, industry and interest rate conditions; preneed and at-need sales activities and trends; fluctuations in cost of goods sold and other expenses; capital expenditures; the anticipated impact of the Company’s initiatives; success and timing of selling certain under-performing operations; and other matters that cannot be accurately predicted, may not be realized and are subject to significant business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond the Company’s influence or control. Accordingly, there can be no assurance that the assumptions made in preparing the forecasts will prove accurate, and actual results may vary materially from those contained in the forecasts. Factors that could cause actual results to differ materially from the forecasts are more fully described in Item 7 of the Company’s Form 10-K for the year ended October 31, 2004.

For these reasons, the forecasts should not be regarded as an accurate prediction of future results, but only of results that may be obtained if substantially all of management’s principal forecasts and assumptions are realized. The Company does not represent or warrant, and assumes no responsibility for, the completeness, accuracy or reliability of the forecasts.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECASTS FOR CONTINUING OPERATIONS IN FISCAL YEAR 2005
(Unaudited)

     Adjusted diluted earnings per share from continuing operations for fiscal year 2005 are expected to be in the range of $.44 to $.48, which excludes unusual items. The Company expects to generate $50 to $60 million in cash flow from operations. Guidance for adjusted diluted earnings per share and all other forecasted operating measures specifically exclude the following:

•	Gains or losses associated with asset dispositions.

•	Gains or losses associated with early extinguishments of debt and changes in capital structure, including the effects described in Item 5 below.

     The Company’s 2005 forecast from continuing operations is intended to reflect forecasted same-store results. The Company believes it is appropriate to use the range of diluted earnings per share provided herein because of the uncertainty of possible developments described below under “Principal Assumptions.”

     For a further discussion of risks related to the Company’s business that could affect this outlook, please refer to “Cautionary Statements” included in this press release and in Item 7 of the Company’s Form 10-K for the year ended October 31, 2004.

Principal Assumptions

     The Company’s 2005 forecast from continuing operations is based on the following principal assumptions:

(1)	The average revenue per traditional and cremation funeral service performed is expected to increase by about 2 to 3 percent, excluding any impact from funeral trust earnings. Increases in average revenue per funeral service performed may be partially offset by a decrease in the number of families served by continuing operations in 2005 as compared to 2004. The upper end of the forecast range assumes that these businesses will serve the same number of families during fiscal year 2005 as in 2004, and the lower end assumes a possible reduction in the number of families served of up to 3 percent. Although the number of families served during the first quarter of fiscal year 2005 was below the lower end of the forecast range, the Company continues to believe that deaths will be in line with its forecasts for the full year.

(2)	Cemetery property sales are expected to increase by 4 to 8 percent. Although the increase in cemetery property sales was below this range during the first quarter of fiscal year 2005, at this time the Company believes the increase of 4 to 8 percent is achievable for the fiscal year.

(3)	Total revenue from trust earnings, including earnings recognition from funeral, cemetery and perpetual care trust funds, is expected to be slightly down from that recognized in 2004.

(4)	While the Company intends to control costs, it does not anticipate further significant cost cuts as those implemented during fiscal year 2004.

(5)	As a result of refinancing the Company’s senior secured credit facility in November 2004 and of refinancing substantially all of its 10 3/4% notes in February 2005, combined with continued debt reduction, interest expense is expected to decrease significantly for fiscal year 2005. During the first quarter of fiscal year 2005, the Company recorded a charge for early extinguishment of debt of $2.7 million. During the second quarter of fiscal year 2005, the Company repurchased $298.2 million of its 10 3/4% notes and will incur a charge for early extinguishment of debt of approximately $30.1 million representing $25.4 million for the tender premium, related fees and expenses, and $4.7 million to write-off the remaining unamortized book value of fees on the prior notes. The Company’s adjusted earnings per share forecasts do not include either of these charges for early extinguishment of debt, but do include the expected interest savings related to both of these refinancings.

(6)	Cash flow for fiscal year 2005 is expected to be consistent with fiscal year 2004 with the exception of unusual items, such as the tax refund of $33.2 million received during fiscal year 2004.

(7)	The Company expects to use cash flow from operations to maintain its facilities at a level comparable to 2004, for stock repurchases, to further reduce debt or for growth initiatives as appropriate.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECASTS FOR CONTINUING OPERATIONS IN FISCAL YEAR 2005
(Unaudited)

(Dollars in millions, except per share amounts)

Second Quarter 2005 Forecast

Income Statement Items
Revenue	$125 - $140
Gross profit	$30 - $ 40
Operating earnings	$26 - $ 35
Interest expense	$7 - $ 9

Adjusted Earnings per share (diluted)	$.12 - $ .14	(1)

Adjusted Net Earnings	$13 - $ 15	(1)
Add: Depreciation and amortization	$12 - $ 14
Add: Interest expense	$7 - $ 9
Add: Income taxes	$8 - $ 9

Adjusted EBITDA	$40 - $ 47	(1)

Fiscal Year 2005 Forecast

Income Statement Items
Revenue	$500 - $530
Gross profit	$125 - $145
Operating earnings	$108 - $125
Interest expense	$31 - $ 39

Adjusted Earnings per share (diluted)	$.44 - $ .48	(1)

Adjusted Net Earnings	$49 - $ 53	(1)
Add: Depreciation and amortization	$48 - $ 55
Add: Interest expense	$31 - $ 39
Add: Income taxes	$30 - $ 33

Adjusted EBITDA	$158 - $180	(1)

Cash Flow Items
Net cash provided by operating activities	$50 - $ 60
Less: Maintenance capital expenditures	$16 - $ 18

Free Cash Flow	$34 - $ 42

(1)	Excludes any gains or losses associated with asset dispositions, and excludes charges for early extinguishments of debt of $2.7 million during the first quarter and $30.1 million during the second quarter of fiscal year 2005.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CAUTIONARY STATEMENTS

This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:

•	effects of changes in the number of deaths in our markets on revenues;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	our ability to respond effectively to changing consumer preferences;

•	effects of increasing numbers of cremations on our revenues and market share;

•	changes in economic conditions and consumer confidence levels;

•	effects on our trust fund and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects on earnings and cash flow of increased costs;

•	effects on preneed sales of changes made to contract terms, sales force compensation, or a weakening economy;

•	our ability to sell certain under-performing operations;

•	impairment charges due to changes in expected asset sale prices;

•	our ability to generate sufficient cash to service our debt;

•	effects on cash flow as a result of preneed sales;

•	effects of increases in interest rates on our variable-rate long-term debt;

•	effects of covenant restrictions under our senior secured credit facility on our flexibility in operating our business;

•	our ability to consummate acquisitions;

•	impact of our initiatives;

•	effects of changes in revenue on our cash flow and profits;

•	effects of regulatory and legal changes on our costs and cash flow;

•	effects of changes in accounting principles on our reported results;

and other risks and uncertainties described in our Form 10-K for the year ended October 31, 2004 and our other filings with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.

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